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                                                                     Exhibit 3.3

                          CERTIFICATE OF DESIGNATION OF
                            SERIES D PREFERRED STOCK

                                       OF

                            MJD COMMUNICATIONS, INC.


                  Section 1. DIVIDENDS.

                  1A. GENERAL OBLIGATION. When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in kind to the holders of the Series D Preferred Stock (the "SERIES D PREFERRED") as provided in this Section 1. No dividends shall accrue on the Series D Preferred from the issue date until the date which is one year after the Issue Date (the "TRIGGER DATE"). If the Series D Preferred has not converted into Conversion Stock on or before the Trigger Date, then dividends on each share of the Series D Preferred (a "SHARE") shall be deemed to have begun accruing as of the Issue Date and such dividends shall accrue on a daily basis at the Dividend Rate per annum of the Standard Liquidation Preference thereof from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such Share is otherwise acquired by the Corporation. From the Trigger Date and until the seventh anniversary thereof, the Dividend Rate shall be 7.0%. On the seventh anniversary of the Trigger Date and on each anniversary thereafter, the Dividend Rate shall increase by 200 basis points; provided that in no event shall the Dividend Rate exceed 13.0%. Dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

                  1B. DIVIDEND REFERENCE DATES. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2000 (the "DIVIDEND REFERENCE DATES"), all dividends which have accrued or have been deemed to have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

                  1C. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series D Preferred, such payment shall be distributed pro rata among the holders thereof based upon the number of Shares held by each such holder.
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                  1D. PAYMENT OF DIVIDENDS WITH SHARES. Notwithstanding any
other provision of this Section 1 and excluding cash dividends payable pursuant to paragraph 1E, any dividends accruing on the Series D Preferred shall be paid in lieu of cash dividends by the issuance of additional shares of Series D Preferred (including fractional Shares) having an aggregate Standard Liquidation Preference at the time of such payment equal to the amount of the dividend to be paid; provided that if the Corporation pays less than the total amount of dividends then accrued on the Series D Preferred in the form of additional Shares, such payment in Shares shall be made pro rata among the holders of Series D Preferred based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder. If and when any Shares are issued under this paragraph 1D for the payment of accrued dividends, such Shares shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

                  1E. PARTICIPATING DIVIDENDS. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series D Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series D Preferred had all of the outstanding Series D Preferred been converted into Class A Common Stock immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided that if any dividend consists of voting securities, the Corporation shall make available to each holder of Series D Preferred, at such holder's request, dividends consisting of a like number of Shares.

                  Section 2. LIQUIDATION.

                  Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series D Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon). If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series D Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series D Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series D Preferred, setting forth in reasonable detail the amount of proceeds to be paid with resect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or


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reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section
2.

                  In addition to and after payment in full of all other amounts payable to the holders of the Series D Preferred under this Section 2, upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) after the Trigger Date, the holders of the Series D Preferred shall be entitled to participate on an as if converted basis with the holders of Common Stock as a single class in the distribution of assets of the Corporation with respect to the Common Stock.

                  Section 3. PRIORITY OF SERIES D PREFERRED ON DIVIDENDS AND REDEMPTIONS.

                  So long as any Series D Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series D Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of the Stockholder's Agreement so long as no Event of Noncompliance is in existence at the time of or immediately after such repurchase or would be caused by such repurchase.

                  Section 4. REDEMPTIONS.

                  4A. CORPORATION'S OPTIONAL REDEMPTION. At any time on or after December 31, 2009 (the "SCHEDULED OPTIONAL REDEMPTION DATE"), the Corporation shall have the option to redeem all outstanding shares of Series D Preferred at a price per Share equal to the Liquidation Value thereof (plus accrued and unpaid dividends thereon).

                  4B. REDEMPTION PAYMENTS. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in cash equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.


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                  4C. NOTICE OF REDEMPTION; OPPORTUNITY TO CONVERT. Except as
otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series D Preferred (other than a redemption at the request of a holder or holders of Series D Preferred) to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made and upon receipt of such notice any holder of Series D Preferred may, at any time prior to the date that is five days prior to the date on which such redemption is to be made, notify the Corporation that it desires to convert all or any portion of the Series D Preferred (including any fraction of a Share) held by such holder into shares of Conversion Stock pursuant to sub-paragraph 6A(ii). The Corporation shall convert any such Shares into Conversion Stock, effective on the date on which such redemption was to be made, subject to the restrictions on such conversion set forth in sub-paragraph 6A(ii); provided that if the Corporation is not obligated to convert the Shares because of the restrictions set forth in sub-paragraph 6A(ii), then the Corporation no longer shall have the option to redeem the Shares until such time as they may be converted into Conversion Stock pursuant to sub-paragraph 6A(ii). In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

                  4D. DETERMINATION OF THE NUMBER OF EACH HOLDER'S SHARES TO BE REDEEMED. The number of shares of Series D Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

                  4E. DIVIDENDS AFTER REDEMPTION DATE. No Share shall be entitled to any dividends accruing after the Redemption Date. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

                  4F. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

                  4G. OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Series D Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series D Preferred on the basis of the number of Shares owned by each such holder.

                  4H. REDEMPTIONS UPON REQUEST. At any time after December 31, 2009, the holder or holders of a majority of the outstanding Series D Preferred may request redemption of all of their Shares by delivering written notice of such request to the Corporation. Within five days after receipt of such request, the Corporation shall give written notice of such request to all other holders of Series D Preferred, and such other holders may request redemption of their Shares by delivering written notice to the Corporation within ten days after receipt of the Corporation's notice. The


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Corporation shall be required to redeem all Shares with respect to which such redemption requests have been made at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) within 20 days after receipt of the initial redemption request.

                  Section 5. VOTING RIGHTS.

                  Except as otherwise provided herein and as otherwise required by applicable law, the Series D Preferred shall have no voting rights; provided that each holder Series D Preferred shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings. Notwithstanding the foregoing, without the consent of the holder or holders of a majority of the Shares then outstanding, the Corporation shall not and shall cause its Subsidiaries to not: (i) operate their respective businesses outside the ordinary course of business, in a manner not substantially the same as previously conducted; (ii) issue additional Series D Preferred; (iii) issue any other Convertible Securities; (iv) create any new class of, issue or change the terms of any other series of preferred stock having preference or priority as to dividends or assets senior to or pari passu with the Series D Preferred; (v) take any action that reclassifies any outstanding Junior Securities into securities having preference or priority as to dividends or assets senior to or pari passu with the Series D Preferred; (vi) change the number of shares of preferred stock authorized by the Corporation; (vii) engage in or agree to engage in a Public Offering; or (viii) engage in or enter into any agreement to engage in, or become the subject of, any Change of Ownership, Fundamental Change or Organic Change; provided, however, that if the Corporation has been advised in writing by counsel that, because of a change in applicable law or a change in the terms of any license or permit subsequent to the Issue Date, the exercise of any particular right to consent would cause the Corporation or any of its Subsidiaries to be in breach or violation of any permit for license held by any of them or any law, rule or regulation applicable to them, then the holders of Series D Preferred shall not be entitled to exercise that right to consent; and provided further that, in such circumstances, the Corporation will use its reasonable best efforts to obtain any required approvals or consents necessary to enable the holders of Series D Preferred to exercise their full rights to consent hereunder.

                  Section 6. CONVERSION.

                  6A. CONVERSION PROCEDURE.

                  (i) Automatically upon receipt of all governmental approvals necessary to effectuate a change of control, as contemplated in the Purchase Agreement, all Shares shall convert (and such conversion shall be deemed to have been effected immediately) into a number of shares of Conversion Stock (such Conversion Stock being Class A Common Stock) computed by multiplying the number of shares to be converted by $262.33 and dividing the result by the Conversion Price then in effect.

                  (ii) At any time and from time to time, any holder of Shares may convert all or any portion of the Shares (including any fraction of a Share) held by such holder into a number of


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shares of Conversion Stock (such Conversion Stock being Class B Common Stock)
computed by multiplying the number of shares to be converted by $262.33 and dividing the result by the Conversion Price then in effect; provided, however, that if the Corporation has been advised in writing by counsel that, because of a change in applicable law or a change in the terms of any license or permit subsequent to the Issue Date, the conversion of such Shares into Conversion Stock would cause the Corporation or any of its Subsidiaries to be in breach or violation of any permit or license held by any of them or any law, rule or regulation applicable to them, then the Corporation shall not be obligated to convert such Shares and such holder shall not have the right to have such Shares converted; and provided further that, in such circumstances, the Corporation will use its reasonable best efforts to obtain any required approvals or consents necessary to enable the holders of Series D Preferred to convert their Shares hereunder.

                  (iii) Any portion of the accrued and unpaid dividends on Shares being converted pursuant to sub-paragraph (i) or (ii) may, at the converting holder's option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect; at the time of the conversion, the Corporation shall pay in full in cash any portion of the accrued and unpaid dividends not so converted. If any fractional interest in a share of Conversion Stock would be delivered pursuant to sub-paragraphs (i),
(ii) or (iii) of this paragraph 6A, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                  (iv) Except as otherwise provided herein, each conversion of Shares shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Shares to be converted have been surrendered, duly endorsed in blank, for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series D Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                  (v) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon).

                  (vi) Notwithstanding any other provision hereof, if a conversion of Shares is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

                  (vii) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver to the


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converting holder (provided that the converting holder has previously surrendered to the Corporation the certificate(s) representing the Shares converted, duly endorsed in blank):

                           (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                           (b) a certificate representing any Shares that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (viii) The issuance of certificates for shares of Conversion Stock upon conversion of Series D Preferred shall be made without charge to the holders of such Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, except those created by the holder or under the Stockholders Agreement.

                  (ix) The Corporation shall not close its books against the transfer of Series D Preferred or of Conversion Stock issued or issuable upon conversion of Shares in any manner which interferes with the timely conversion of Series D Preferred. The Corporation shall assist and cooperate with any holder of Series D Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  (x) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, solely for the purpose of issuance upon the conversion of the Series D Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series D Preferred and for payment in kind of all accrued and unpaid dividends at least through December 31, 2009. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Class A Common Stock and Class B Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series D Preferred.


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                  6B. CONVERSION PRICE.

                    (i) The initial Conversion Price shall be $262.33. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 6B.

                   (ii) If and whenever after the Issue Date the Corporation issues or sells, or in accordance with paragraph 6C is deemed to have issued or sold, any share of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of
(1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by
(b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided that, notwithstanding the foregoing, any conversion of Shares prior to the Trigger Date shall be at a Conversion Price of $262.33.

                  (iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to the granting of stock options with an exercise price of at least $262.33 to employees, directors, consultants and vendors of the Corporation and its Subsidiaries or the exercise thereof for an aggregate of 137,500 shares of Common Stock (as such exercise price and number of shares are equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations and such number of shares shall not include any stock options outstanding as of the date of the Purchase Agreement).

                  6C. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under paragraph 6B, the following shall be applicable:

                    (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner grants or sells any Option and the price per share for which Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than (a) the Conversion Price in effect immediately prior to the time of the granting or sale of such Option or (b) the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate


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amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

                   (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Conversion Price in effect immediately prior to the time of such issue or sale or (b) the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, then the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment of the Conversion Price would result in an increase in the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given to all holders of the Series D Preferred. For purposes of this paragraph 6C, if the terms of any Option that was outstanding as of the date of issuance of the Series D Preferred are changed in the manner described in the immediately preceding sentence, then such Option and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.


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

                   (iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series D Preferred. For purposes of paragraph 6C, the expiration or termination of any Option that was outstanding as of the date of issuance of the Series D Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series D Preferred.

                    (v) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Series D Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Series D Preferred. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                   (vi) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

                  (vii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any


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

Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                 (viii) RECORD DATE. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  6D. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  6E. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred then outstanding) to insure that each of the holders of Series D Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series D Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder's Series D Preferred had converted into Class A Common Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred then outstanding) to insure that the provisions of this Section 6 and Section 7 hereof shall thereafter be applicable to the Series D Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series D Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  6F. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series D Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series D Preferred.

                  6G. NOTICES.

                    (i) Not later than five days after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series D Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

                   (ii) The Corporation shall give written notice to all holders of Series D Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Corporation shall also give written notice to the holders of Series D Preferred at least 20 days prior to the date on which any Organic Change shall take place.

                  Section 7. PURCHASE RIGHTS.

                  If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then each holder of Series D Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series D Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided that if the Purchase Rights involve voting securities, the Corporation shall make available to each holder of Series D Preferred, at such holder's request, Purchase Rights involving a like number of additional shares of Series D Preferred.

                  Section 8. EVENTS OF NONCOMPLIANCE.

                  8A. DEFINITION. An Event of Noncompliance shall have occurred if:

                  (i) the Corporation fails to make any redemption payment with respect to the Series D Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

                  (ii) the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein; provided that no Event of Noncompliance shall have occurred under this subparagraph (ii) if the Corporation establishes (to the reasonable satisfaction of the holder or holders of a majority of the Series D Preferred then outstanding) that (a) the particular Event of Noncompliance has not been caused by knowing or purposeful conduct by the Corporation or any Subsidiary, (b) the Corporation has exercised, and continues to exercise, reasonable best efforts to expeditiously cure the Event of Noncompliance (if cure is possible), (c) the Event of Noncompliance is not material to the financial condition, operating results, operations, assets or business prospects of the Corporation and its Subsidiaries, taken as a whole, and (d) the Event of Noncompliance is not material to any holder's investment in the Series D Preferred;

                  (iii) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

                  (iv) a judgment in excess of $5,000,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

                  (v) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement under its Credit Agreement, any subsequent agreement which becomes its principal credit facility, its Indenture or any subsequent high yield indenture then in effect, if the effect of such default is to cause an amount exceeding $5,000,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $5,000,000 to become due prior to its stated maturity, unless such default is cured within 30 days without an amount exceeding $5,000,000 becoming due prior to its stated maturity.

                  8B. CONSEQUENCES OF EVENTS OF NONCOMPLIANCE.

                    (i) If an Event of Noncompliance has occurred and is continuing, the dividend rate on the Series D Preferred shall increase immediately by an increment of 200 basis points. Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 180-day period by an additional increment of 25 basis points (but in no event shall the dividend rate exceed 12%). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this sub-paragraph. Notwithstanding the foregoing, if an Event of Noncompliance occurs prior to the Trigger Date, then the consequences of the Event of Noncompliance pursuant to this sub-paragraph shall be tolled until the Trigger Date (but then shall occur as if no tolling had taken place).

                   (ii) If any Event of Noncompliance exists, each holder of Series D Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

                  Section 9. REGISTRATION OF TRANSFER.

                  The Corporation shall keep at its principal office a register for the registration of Series D Preferred. Upon the surrender of any certificate representing Series D Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series D Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series D Preferred represented by the surrendered certificate.

                  Section 10. REPLACEMENT.

                  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series D Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series D Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                  Section 11. DEFINITIONS.

                  "CHANGE IN OWNERSHIP" means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Series D Preferred as of the date of the Purchase Agreement, (a) owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances or (b) having a right to nominate, appoint, designate or elect at least a majority of the Corporation's Board of Directors.

                  "CLASS A COMMON STOCK" means the Corporation's Class A Common Stock, par value $0.01 per share.

                  "CLASS B COMMON STOCK" means the Corporation's Class B Non-Voting Common Stock, par value $0.01 per share.

                  "COMMON STOCK" means, collectively, the Corporation's Class A Common Stock, the Corporation's Class B Common Stock, the Corporation's Class C Common Stock, par value $0.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

                  "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 6C(i) and 6C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Series D Preferred.

                  "CONVERSION STOCK" means shares of the Corporation's Class A Common Stock in the case (and only in such case) of a conversion pursuant to sub-paragraph 6A(i) or shares of the Corporation's Class B Common Stock in the case of any other conversion pursuant to this Certificate of Designation; provided that if there is a change such that the securities issuable upon conversion of the Series D Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series D Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                  "CONVERTIBLE SECURITIES" means any stock or securities directly or indirectly convertible into or exchangeable for any class of Common Stock.

                  "CREDIT AGREEMENT" means the Corporation's Credit Agreement, dated March 30, 1998, among the Corporation, various lending institutions, NationsBank of Texas, N.A. and Bankers Trust Company, as such agreement from time to time may be amended in accordance with its terms.

                  "FUNDAMENTAL CHANGE" means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party.

                  "INDENTURE" means the Corporation's Indenture, dated May 5, 1998, between the Corporation and United States Trust Company of New York, as such agreement from time to time may be amended in accordance with its terms.

                  "ISSUE DATE" means the date the Shares initially are issued, which shall be the Closing Date as that term is defined in the Purchase Agreement. The date on which the Corporation initially issues any Share shall be deemed to be its Issue Date regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

                  "JUNIOR SECURITIES" means any capital stock or other equity securities of the Corporation, except for the Series D Preferred.

                  "LIQUIDATION VALUE" of any Share as of any particular date shall be equal to the greater of (a) 101.5% of the Standard Liquidation Preference or (b) the Market Price of the Conversion Stock.

                  "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the

Corporation and the holders of a majority of the Series D Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series D Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

                  "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "PUBLIC OFFERING" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended and the rules and regulations thereunder.

                  "PURCHASE AGREEMENT" means the Stock Purchase Agreement, dated January 4, 2000, by and among the Corporation and certain other parties thereto, as such agreement from time to time may be amended in accordance with its terms.

                  "REDEMPTION DATE" as to any Share means the date specified in the notice of any redemption at the Corporation's option or at the holder's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

                  "STANDARD LIQUIDATION PREFERENCE" of any Share as of any particular date means $262.33 plus all accumulated and unpaid dividends thereon.

                  "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement, dated the Issue Date, by and among the Corporation and certain other parties thereto, as such agreement from time to time may be amended in accordance with its terms.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

                  Section 12. AMENDMENT AND WAIVER.

                  No amendment, modification or waiver shall be binding or effective with respect to this Certificate of Designation without the prior written consent of the holders of at least a majority of the Series D Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Series D Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series D Preferred or the times at which redemption of Series D Preferred is to occur, without the prior written consent of the holder or holders of at least two-thirds of the Series D Preferred then outstanding, (b) the Conversion Price of the Series D Preferred or the number of shares or class of stock into which the Series D Preferred is convertible, without the prior written consent of the holder or holders of at least two-thirds of the Series D Preferred then outstanding or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holder or holders of at least two-thirds of the Series D Preferred then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series D Preferred then outstanding.

                  Section 13. NOTICES.

                  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).